UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WESTAFF, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-1266151
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

298 North Wiget Lane

Walnut Creek, California 94598-2453

(Address of principal executive offices and zip code)

2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Bonnie McDonald

General Counsel

Westaff, Inc.

298 North Wiget Lane

Walnut Creek, California 94598-2453

(925) 930-5300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be Registered	to be Registered(1)	Price Per Share(2)	Offering Price(3)	Registration Fee
Common Stock,
$0.01 par value
(and associated share
purchase rights)	1,500,000	$4.015	$6,022,500	$645.00

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement contains an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, including an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based upon the average of the high and low reported sales prices on the Nasdaq Global Market on September 28, 2006.

(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in each plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the reports referenced in Item 3 of Part II of this registration statement are available without charge, upon written or oral request.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement:

a)     the Registrant’s Annual Report on Form 10-K, filed with the Commission on January 27, 2006, as amended by the 10-K/A’s, filed with the Commission on February 24, 2006 and March 7, 2006, for the fiscal year ended October 29, 2005;

b)    The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended January 21, 2006, filed with the Commission on March 7, 2006, for the fiscal quarter ended April 15, 2006, filed with the Commission on May 30, 2006, and for the fiscal quarter ended July 8, 2006, filed with the Commission on August 22, 2006;

c)     The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 7, 2006 (to the extent filed and not furnished), March 7, 2006, March 16, 2006, March 27, 2006, April 5, 2006, April 12, 2006, April 25, 2006, April 26, 2006, and July 31, 2006; and

d)    The Registrant’s Registration Statement No. 00-24990 on Form 8-A filed with the Commission on March 18, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which describes the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Furthermore, a Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

The Registrant’s Amended and Restated Bylaws provide for mandatory indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant has entered into Indemnification Agreements with its officers, directors and key employees.  The Indemnification Agreements provide such directors, officers and key employees with further indemnification to the maximum extent permitted by the Delaware General Corporation Law if such directors, officers and key employees are successful on the merits or otherwise in the proceeding.  However, if such directors, officers and key employees are successful, on the merits or otherwise, as to one or more but less than all matters in the proceeding, the Registrant must only indemnify such directors, officers and key employees against all expenses incurred in connection with the successfully resolved matters.  If indemnification is required, the Registrant may also be obligated under certain circumstances to advance expenses to the parties that are indemnified within 10 days of receiving a written demand for advancing of expenses.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages to the Registrant and its stockholders for a breach of their fiduciary duties as directors, except for liability for (1) any breach of a director’s duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) violations under Section 174 of the General Corporation Law of Delaware, or (4) any transaction from which a director derives any improper personal benefit.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP with respect to the securities being registered, including consent.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (provided on the signature page to this Registration Statement).

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on this the 2nd day of October, 2006.

WESTAFF, INC.

By:	/s/ Patricia M. Newman
Patricia M. Newman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patricia M. Newman and John Sanders as his or her true and lawful attorneys-in-fact and agents with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or his and her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below on October 2, 2006 by the following persons in the capacities indicated.

/s/ W. Robert Stover	Director and Chairman of the Board
W. Robert Stover

/s/ Patricia M. Newman	President and Chief Executive Officer and Director
Patricia M. Newman	(Principal Executive Officer)

/s/ John P. Sanders	Senior Vice President and Chief Financial Officer
John P. Sanders	(Principal Financial Officer)

/s/ Richard M. Sugerman	Vice President and Controller
Richard M. Sugerman	(Principal Accounting Officer)

/s/ .Jack D. Samuelson	Director
Jack D. Samuelson

/s/ Ronald D. Stevens	Director
Ronald D. Stevens

/s/ Janet M. Brady	Director
Janet M. Brady

EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this registration statement)